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                      [LIONEL SAWYER & COLLINS LETTERHEAD]



                                                                     Exhibit 5.3

                                  July 7, 2003


Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604

                  Re:   Starwood Hotels & Resorts Worldwide, Inc.
                        3.50% Convertible Senior Notes due 2023

Ladies and Gentlemen:

                  We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Corporation"), Starwood Hotels & Resorts Worldwide, a Maryland Real Estate Investment Trust (the "Trust"), and the Guarantor (as hereinafter defined) with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), to register up to $360,000,000 aggregate principal amount of the Corporation's 3.50% Convertible Senior Notes due 2023 (the "Notes") and the Shares, each consisting of one share of common stock, par value $0.01 per share, of the Corporation and one Class B share of beneficial interest, par value $0.01 per share, of the Trust, issuable upon conversion of the Notes.

                  The Notes are guaranteed (the "Guarantee") by Sheraton Holding Corporation, a Nevada corporation (the "Guarantor").

                  The Notes were issued pursuant to an Indenture dated as of May 16, 2003 (the "Indenture") among the Corporation, the Trust, the Guarantor and U.S. Bank National Association, N.A., as trustee (the "Trustee").

                  In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

                  Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

                  1. The Guarantor has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada.

                  2. The Guarantor has full right, power and authority to execute, deliver and perform its obligations under the Indenture.


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                  3. The Indenture has been duly authorized, executed and
delivered by the Guarantor.

                  4. The execution, delivery and performance of the Indenture do not and will not violate the organizational documents of the Guarantor.

                  This opinion letter is limited to the laws of the State of Nevada.

                  This opinion is provided at your request and is to be limited in its use to reliance by the addressee hereof and Sidley Austin Brown & Wood LLP.

                  We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Lionel, Sawyer & Collins

                                       LIONEL, SAWYER & COLLINS